Media Contact: Bill Lucas
wlucas@agrofresh.com
267-317-9201

AgroFresh Announces CFO Change; Names Graham Miao as New CFO

Philadelphia - August 30, 2018 - AgroFresh Solutions, Inc. (NASDAQ:AGFS), a global leader in produce freshness solutions, today announced that Graham Miao will be joining the company as chief financial officer, effective today. He will be replacing Katherine Harper, who is leaving the company to pursue other professional interests. Miao is an accomplished finance professional and business leader whose 25-year career has spanned several publicly traded companies. Most recently, Miao was president and chief financial officer of Pernix Therapeutics Holdings, a specialty pharmaceutical company with $146 million in net revenue.

“We are excited to have someone of Graham’s caliber, with his education and extensive finance experience, join AgroFresh,” said AgroFresh CEO Jordi Ferre. “His proven record and expertise in leading global financial and business operations, managing M&A activity, executing complex transactions in the debt and equity markets, as well as his demonstrated ability to build high-performing teams will, we believe, add immediate value to the company.”

“We want to thank Kathy for her financial leadership as AgroFresh has matured as a public company, including successfully completing and integrating our first acquisition,” Ferre added. “We wish her the best as she pursues new opportunities.”

While at Pernix Therapeutics, Miao delivered profitability improvements over several quarters and completed a $180 million debt restructuring, providing the financial flexibility to pursue growth. Prior to joining Pernix, he served as the executive vice president and CFO of Interpace Diagnostics, Inc. (formerly known as PDI, Inc., or PDI), a NASDAQ listed healthcare commercialization company. Miao’s career has included a broad range of senior financial positions in other life sciences companies, as well as earlier roles at Dun & Bradstreet and J.P. Morgan & Co.

Miao holds a bachelor’s degree in biology from Fudan University in Shanghai, China, a master’s degree in molecular biology and genetics from Arizona State University and an MBA and Ph.D. in biological sciences from Columbia University.

About AgroFresh
AgroFresh Solutions, Inc. (NASDAQ:AGFS) is a global leader in delivering innovative food preservation and waste reduction solutions for fresh produce. The company is empowering the food industry with Smarter Freshness, a range of integrated solutions designed to help growers, packers and retailers improve produce freshness and quality, reducing waste. AgroFresh’s solutions range from pre-harvest with Harvista™ and LandSpring™ to its marquee SmartFresh™ Quality System, which includes SmartFresh™, AdvanStore™ and ActiMist™, working together to maintain the quality of stored produce. AgroFresh has a controlling interest in TECNIDEX, a leading provider of post-harvest fungicides, waxes, coatings and biocides for the citrus market. Additionally, the company’s initial retail solution, RipeLock™, optimizes banana ripening for the benefit of retailers and consumers. AgroFresh has key products registered in over 45 countries, with approximately 3,000 direct customers and services over 25,000 storage rooms globally. For more information, please visit www.agrofresh.com.